EXHIBIT  11

                 AULT INCORPORATED & SUBSIDIARY
         COMPUTATION OF CONSOLILDATED EARNINGS PER SHARE
              (In Thousands, Except Per Share Data)
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

                                      (Unaudited)
                                 Three          Three
                                Months         Months
                                 Ended          Ended
                              August 30,     August 31,
                                 1998           1997

Basic EPS Computation

Net Income to Common
Stockholders                         $475            $87

Common Shares Outstanding:
Beginning of Year               4,161,758      4,075,733
Common Shares from Exercise
  of Employee Stock Options
   Daily Weighted:
      First Quarter                                6,334

Total Weighted Common Shares    4,161,758      4,082,067

Net Income                          $0.11          $0.02


Diluted EPS Computation

Net Income to Common
 Stockholders                        $475            $87

Total Weighted Common Shares    4,161,758      4,082,067

Dilutive Potential Common
 Shares, Daily Weighted, from:
 Assumed Conversion of
 Outstanding Dilutive
 Underwriters' Common Stock
 Warrants                                        112,000
Employee Stock Options            180,550        486,625
Employee Stock Purchase Plan,
 Phase 2                           13,759         11,605

                                  194,309        610,230
Less Common Shares
Purchaseable from Proceeds:
Underwriters' Common Stock
 Warrants                              --         98,779
Employee Stock Options             82,516        276,238
Employee Stock Purchase Plan,
 Phase 2                            9,514          8,779

                                   92,030        383,796


Adjusted Weighted Average
 Shares *                       4,264,067      4,308,501

Net Income                          $0.11          $0.02

* For the first quarter of fiscal 1999 and fiscal 1998, options totaling 599,600 and 28,425, respectively, were excluded from dilutive EPS calculations because of their higher exercise prices compared to the market values.
Underwriters' common stock warrants totaling 112,000 shares were also excluded from the dilutive EPS calculations in the fiscal 1999 first quarter for similar reasons.

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